Exhibit 99.1

KULR Technology Group Awarded 5-year Preferred Battery Supply Agreement from Caban Energy; Expands U.S. Manufacturing Footprint

HOUSTON / GLOBENEWSWIRE / January 14, 2026 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), an energy-systems platform company that enables the safe, certifiable deployment of ultra-high-power lithium battery systems for space and defense programs, hyperscale AI data centers, and telecom infrastructure OEMs, today announced it was awarded a five-year preferred battery supply agreement from Caban Energy (“Caban”), a Miami-based renewable energy services and technology company delivering flexible solutions for critical infrastructure. The agreement, generating an estimated $30 million in total revenue to KULR starting 2026, further reinforces KULR’s strategy to deliver mission-critical energy-storage technologies across digital infrastructure, communications, aerospace, and defense markets, while expanding U.S.-based manufacturing capacity to support growing customer demand.

KULR’s expansion into lithium-based battery solutions for digital infrastructure and telecommunications underscores the increasingly central role of advanced energy storage in ensuring continuous, mission-critical network operations. In telecom environments, batteries serve as the primary line of defense against grid interruptions - preserving network availability, minimizing service outages, and sustaining communications during emergency conditions as expectations for uptime and resilience continue to rise. By integrating telecom-focused battery solutions into its portfolio, KULR is aligning its technology platform with the evolving requirements of digital infrastructure operators who require reliable, high-performance backup power to support 5G rollouts and long-term network scalability.

As part of the agreement, the Company took over Caban’s Plano, Texas-based manufacturing assets, strengthening KULR’s domestic production footprint and accelerating its expansion into communications, fiber, and data-center energy-storage markets across the United States.

“This supplier award and the addition of manufacturing assets are timely and important steps as we continue to scale into fast-growing global markets,” said Michael Mo, Chief Executive Officer of KULR Technology Group. “By centralizing and integrating these capabilities into our U.S. manufacturing operations, we expect to increase development and production throughput and deliver high-reliability energy systems at the scale required by our customers.”

Caban focuses on decarbonizing energy for critical infrastructure, including telecommunications networks and other mission-critical facilities. A core component of Caban’s commercial model is Energy-as-a-Service (EaaS), through which the company installs, operates, and owns renewable energy infrastructure while customers pay a predictable monthly fee without upfront capital expenditure. Caban’s EaaS offerings are designed to lower operating costs, reduce carbon footprint, eliminate risk exposure, and improve the reliability and predictability of energy supply. The company has experienced strong momentum in recent years, forging key partnerships and securing long-term contracts with some of the largest telecommunications companies in the world, including a new project with Digicel announced earlier this year. Its solutions have been successfully deployed across 12 countries, enabling businesses to enhance their energy resilience while meeting ambitious sustainability goals.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is an energy-management and reliability platform company delivering certifiable battery safety, vibration-mitigation, and thermal control solutions that enable ultra-high-power lithium-ion systems and sensitive electronics to operate reliably across space and defense missions, hyperscale AI data centers, telecom infrastructure and mobility applications.

About Caban

Caban, founded in 2018, set out to tackle the challenge of decarbonizing one of the most fossil fuel-dependent industries. Initially focused on providing alternative energy solutions for the telecommunications industry in the Americas, the company has demonstrated success in supplying energy to several of the world’s largest telecom operators. Building on this momentum, Caban has scaled globally and expanded its reach to support clean energy needs across critical infrastructure sectors worldwide. Caban uniquely combines service, hardware, software, and finance tools to deliver reliable, clean power and boosts your bottom line. This turnkey approach allows clients to work directly with one trusted partner to achieve reliability and decarbonization across their operations.

For more information, visit www.cabanenergy.com.

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Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

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M Group Strategic Communications (on behalf of KULR)

Email: kulr@mgroupsc.com